                                                                                          EXHIBIT 12

                    INDIANA GAS COMPANY, INC.
                    AND SUBSIDIARY COMPANIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (In Thousands, Except Ratios)

                             Twelve Months             Fiscal Year Ended September 30
                           Ended June 30, 1995     1994      1993      1992      1991      1990(1)
                                (Unaudited)
Earnings:
 Net income                        $31,553      $34,596   $28,534   $25,743   $23,286   $22,257
 Adjustments:
   Income taxes                     17,673       17,977    16,030    12,800    11,665    11,085
   Fixed charges (see below)        16,494       16,986    17,556    15,642    15,482    12,026
Total adjusted earnings            $65,720      $69,559   $62,120   $54,185   $50,433   $45,368


Fixed charges:
 Total interest expense            $15,629      $16,037   $16,640   $14,556   $14,411   $10,955
 Interest component of rents           865          949       916     1,086     1,071     1,071
Total fixed charges                $16,494      $16,986   $17,556   $15,642   $15,482   $12,026

Ratio of earnings to fixed charges     4.0          4.1       3.5       3.5       3.3       3.8

(1)  Includes consolidation of Richmond Gas Corporation and Terre Haute Gas Corporation beginning
     August 1990.
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